Exhibit 99.1

PRESS RELEASE

Date: October 28, 2025

Cadiz Executes Definitive Agreement with Lytton Rancheria of California for $51 Million Investment
in Mojave Groundwater Bank in First Tranche of Project Financing

CADIZ, CALIFORNIA (10.28.25) – Cadiz Inc. (NASDAQ: CDZI, the “Company,” or “Cadiz”) today announced that it has executed a definitive agreement (“Agreement”) with Lytton Rancheria of California, a federally recognized Native American tribe (“Lytton”), providing for up to $51 million of capital as the first tranche of financing for construction and development of the Mojave Groundwater Bank, the Company’s water supply and groundwater storage project expected to be the largest groundwater bank in the Southwest (the “Project”).

The Agreement follows a Letter of Intent executed between Cadiz and Lytton in November 2024 and establishes the first tribal investment in the Project. Lytton’s investment represents the first tranche of up to approximately $450 million in total equity capital being raised by the Company through Mojave Water Infrastructure Company, LLC (“MWI”), the special-purpose entity formed by the Company to construct, own, and operate the Project.

“For generations, tribes have protected the land and water that sustains us.  Today, we are taking a seat at the table to help shape how water is managed across California and the West,” said Lytton Rancheria Tribal Chairperson Andy Mejia. “This partnership demonstrates that when Tribal leadership is part of the solution, every community benefits.”

“This agreement marks a historic milestone for Cadiz and establishes a powerful new business model for building critical infrastructure,” said Susan Kennedy, Chief Executive Officer of Cadiz Inc. “Lytton’s leadership has transformed the Mojave Groundwater Bank from a project to a precedent; and Chairman Mejia’s vision has opened the door to what could be a whole new era for water in the west.”

Under the Agreement, Cadiz may draw unsecured loan proceeds up to $51 million to fund development and capital costs associated with the Project. Lytton’s $51 million loan is convertible into membership interests in MWI on the same economic terms offered to other equity investors in MWI. Initial proceeds of approximately $15 million are expected to reimburse the Company for Project development expenses and additional draws are anticipated to fund deposits on equipment necessary for construction of Project facilities expected in 2026.

The Company is currently completing diligence with private equity investors for up to an additional $400 million in equity investment into MWI that, in combination with municipal debt and government grant financing, is expected to fund construction of all Project facilities.

In connection with the Agreement, Cadiz will issue 600,000 shares of common stock at closing as a commitment fee, and 25,000 shares of common stock per $1 million funded on each draw. All such shares will be issued under the Company’s effective Form S-3 shelf registration statement (File No. 333-281507).

Additional details about the Agreement are included in a Current Report on Form 8K filed by the Company today with the SEC.

About Cadiz, Inc.

Founded in 1983, Cadiz, Inc. (NASDAQ: CDZI) is a California water solutions company dedicated to providing access to clean, reliable and affordable water for people through a unique combination of water supply, storage, pipeline and treatment solutions. With 45,000 acres of land in California, 2.5 million acre-feet of water supply, 220 miles of pipeline assets and the most cost-effective water treatment filtration technology in the industry, Cadiz offers a full suite of solutions to address the impacts of climate change on clean water access. For more information, please visit https://www.cadizinc.com.

Contact

Courtney Degener

cdegener@cadizinc.com

213-271-1603

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “would,” “will,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” These forward-looking statements include, but are not limited to, statements concerning the timing, amount, availability and use of proceeds from the Lytton investment and drawdowns thereunder; the anticipated conversion of the Lytton investment into a majority interest in the cash flows from the Mojave Groundwater Bank and contribution to MWI; the structure, timing, size and terms of the anticipated financing for the Project (the “Project Financing”), including the Company’s plan to raise equity capital through MWI; the Company’s expectations regarding ownership, operation and cash flows of the Mojave Groundwater Bank; the expected timing and development milestones for the Mojave Groundwater Bank and related infrastructure; the potential issuance of additional shares, including any funding fee shares, and the potential payment of interest in shares of the Company’s common stock. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include risks related to the Company’s ability to satisfy the conditions precedent to funding under the Agreement and to draw the full amount of the Lytton investment; Lytton’s performance of its obligations and the Company’s ability to negotiate and close the anticipated Project Financing on acceptable terms and within expected timeframes; the election, timing and mechanics of any conversion of the Lytton investment and the Company’s and Lytton’s ability to consummate the contribution of the storage cash flows right to MWI on the expected terms; the Company’s ability to raise additional equity capital for MWI; dilution and market conditions affecting the issuance and resale of the Company’s common stock; and other risks and uncertainties and other factors and considerations detailed in the Company’s SEC filings including its annual report on Form 10-K for the year ended December 31, 2024 and subsequent Exchange Act and Securities Act filings. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.